Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Stardust Power Inc. (formerly Global Partner Acquisition Corp II), of our report dated March 22, 2024, (which includes an explanatory paragraph relating to Stardust Power Inc. and its subsidiary’s ability to continue as a going concern), on our audit of the consolidated financial statements of Stardust Power Inc. and subsidiary as of December 31, 2023, and for the period from March 16, 2023 (inception) to December 31, 2023, which originally appears in the Registration Statement on Form S-4 (File No. 333-276510).

/s/ KNAV CPA LLP
KNAV CPA LLP

Atlanta, Georgia
September 17, 2024